Exhibit 3

CERTIFICATE OF AMENDMENT

TO RESTATED CERTIFICATE OF INCORPORATION

OF

DARA BIOSCIENCES, INC.

DARA BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., eastern time, on May 12, 2010.

THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section C to the end thereof:

“C. Without regard to any other provision of this Certificate of Incorporation, each sixteen shares of Common Stock issued and outstanding immediately prior to 11:59 p.m., eastern time, on May 12, 2010 shall be and is hereby automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of Common Stock, without increasing or decreasing the par value of the Common Stock, the amount of stated capital or paid-in surplus of the Corporation; provided that no fractional shares shall be issued to stockholders as a result of the foregoing reclassification and that in lieu thereof the Corporation shall pay to any stockholder otherwise entitled thereto an amount in cash equal to the product of the closing sales price of the Common Stock on the NASDAQ Capital Market on May 12, 2010 and the amount of the fractional share.”

FOURTH: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 12th day of May, 2010.

DARA BIOSCIENCES, INC.

By:	/s/ Richard A. Franco, Sr.
Name:	Richard A. Franco, Sr.
Title:	Chairman of the Board, President and
Chief Executive Officer